UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2017

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced in prior Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2017 and March 17, 2017, Frank Martell was appointed President and Chief Executive Officer of CoreLogic, Inc. (the “Company”) effective as of March 6, 2017. In connection with his promotion, on March 14, 2017, the Compensation Committee of the Board of Directors reviewed and approved an increase in compensation for Mr. Martell, and the Company indicated it would be entering into a new form of employment agreement and change in control agreement with Mr. Martell.

On May 15, 2017, the Company entered into an Amended and Restated Employment Agreement with Mr. Martell, effective as of March 6, 2017 (the “Employment Agreement”), that supersedes and replaces the existing employment agreement between Mr. Martell and the Company and sets forth the terms of his compensation. The Employment Agreement is filed herewith as Exhibit 10.1. The following summary of the Employment Agreement is qualified in its entirety by the Employment Agreement, which is incorporated herein by reference.

The Employment Agreement provides for an initial term through December 31, 2018, with the term automatically renewing annually thereafter for an additional one year term unless either party provides at least sixty days’ advance notice of non-renewal. Effective March 6, 2017, Mr. Martell’s base salary for 2017 will be $725,000 and his target annual incentive bonus opportunity will be 125% of his base salary. Mr. Martell will also receive a target long term incentive award in 2017 equal to 450% of his base salary. Mr. Martell will continue to be eligible to participate in the Company’s employee benefit plans and paid time off policy. Mr. Martell is subject to a confidentiality agreement and twenty-four month post-termination non-competition covenant.
In the event Mr. Martell’s employment is terminated by the Company without “Cause” or by him for “Good Reason” not in connection with or following a “Change in Control” (as such terms are defined in the Employment Agreement), he will be entitled to receive, subject to providing a release of claims and abiding by the restrictive covenants set forth in the Employment Agreement, (i) an amount equal to two times the sum of his then annual base salary and target annual incentive bonus, payable in twenty-four equal monthly installments, (ii) reimbursement for COBRA premiums for up to twenty-four months, (iii) payment of any annual incentive bonus earned for the fiscal year prior to the termination of his employment (but not previously paid), and (iv) payment of a pro-rated annual incentive bonus for the fiscal year of termination based on actual performance.
On May 15, 2017, Mr. Martell and the Company also entered into a new Change in Control Agreement effective as of March 6, 2017 (the “CIC Agreement”) that is substantially consistent with the Company's form of Change in Control Agreement filed with, and the material terms described in, the Company's Current Report on Form 8-K filed with the SEC on June 14, 2010, which is incorporated herein by reference. In connection with his promotion, the “Applicable Multiple” (as such term is defined in the CIC Agreement) of Mr. Martell's base salary and target annual incentive bonus payable in a change in control is three times, and he will be eligible to receive reimbursement for COBRA premiums for up to thirty-six months in connection with a “Termination” (as such term is defined in the CIC Agreement). The CIC Agreement supersedes and replaces the existing change in control agreement between Mr. Martell and the Company.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement , effective as of March 6, 2017, between CoreLogic, Inc. and Frank Martell.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CoreLogic, Inc.
(Registrant)

Date:	May 15, 2017	By:	/s/ Stergios Theologides
		Name:	Stergios Theologides
		Title:	General Counsel and Secretary